EXHIBIT 99.1



PRESS RELEASE


FIRST FEDERAL BANCSHARES, INC. ANNOUNCES AGREEMENT TO SELL
MT. STERLING OFFICE

Colchester, Ill.--July 18, 2003--First Federal Bancshares, Inc. (Nasdaq: FFBI), today announced that its subsidiary, First Federal Bank, has entered into a definitive agreement for the sale of its Mt. Sterling, Illinois branch office to Beardstown Savings s.b. The sale includes the assumption of approximately $6.9 in deposits. The transaction is expected to be completed during the third quarter of 2003, pending regulatory approvals.

James J. Stebor, President and Chief Executive Officer of First Federal Bancshares, Inc., said, "We are pleased that the purchaser of our Mt. Sterling branch is focused on the goal of serving the banking needs of the residents of the Mt. Sterling area. Our decision to sell the Mt. Sterling office in no way reflects a shift in our community banking strategy, but merely permits us to focus our efforts and gain efficiency improvements."

First Federal Bancshares, Inc. is the parent of First Federal Bank. First Federal Bank provides community banking services through its nine offices in west-central Illinois and northeastern Missouri.

Beardstown Savings s.b. currently operates out of its sole office located in Beardstown, Illinois.

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Contact:

     First Federal Bancshares, Inc.
     James J. Stebor, (217) 224-8686